Filed Pursuant to Rule 433

Registration Statement No. 333-279905

Issuer Free Writing Prospectus dated June 3, 2024

Relating to Preliminary Prospectus Supplement dated June 3, 2024

ROYALTY PHARMA PLC

PRICING TERM SHEET

June 3, 2024

Terms applicable to

$500,000,000 5.150% Senior Notes due 2029 (the “2029 Notes”)

Issuer:	Royalty Pharma plc

Guarantor:	The 2029 Notes will initially be guaranteed by Royalty Pharma Holdings Ltd

Expected Ratings:*
(Moody’s / S&P / Fitch)	Baa3 / BBB- / BBB-

Title of Securities:	5.150% Senior Notes due 2029

Principal Amount Offered:	$500,000,000

Trade Date:	June 3, 2024

Settlement Date:**	June 10, 2024 (T+5)

Final Maturity Date:	September 2, 2029

Interest Payment Dates:	Semi-annually each March 2 and September 2, commencing March 2, 2025

Benchmark Treasury:	4.500% due May 31, 2029

Benchmark Treasury Price / Yield:	100-11 1⁄4 / 4.421%

Spread to Benchmark Treasury:	T+100 bps

Yield to Maturity:	5.421%

Coupon:	5.150%

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Public Offering Price:	98.758% of the principal amount

Gross Proceeds:	$493,790,000

Make-Whole Call:	Prior to August 2, 2029 (one month prior to the final maturity date), Make-Whole call at Treasury plus 15 basis points

Par Call:	On or after August 2, 2029 (one month prior to the final maturity date)

Joint Book-Running Managers:	BofA Securities, Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
TD Securities (USA) LLC

Co-Managers:	DNB Markets, Inc.
SG Americas Securities, LLC
SMBC Nikko Securities America, Inc.
U.S. Bancorp Investments, Inc.
Academy Securities, Inc.
AmeriVet Securities, Inc.
Blaylock Van, LLC
Cabrera Capital Markets LLC
Drexel Hamilton, LLC
R. Seelaus & Co., LLC
Samuel A. Ramirez & Company, Inc.
Siebert Williams Shank & Co., LLC
Tigress Financial Partners LLC

CUSIP / ISIN:	78081B AQ6 / US78081BAQ68

Terms applicable to

$500,000,000 5.400% Senior Notes due 2034 (the “2034 Notes”)

Issuer:	Royalty Pharma plc

Guarantor:	The 2034 Notes will initially be guaranteed by Royalty Pharma Holdings Ltd

Expected Ratings:*
(Moody’s / S&P / Fitch)	Baa3 / BBB- / BBB-

Title of Securities:	5.400% Senior Notes due 2034

Principal Amount Offered:	$500,000,000

Trade Date:	June 3, 2024

Settlement Date:**	June 10, 2024 (T+5)

Final Maturity Date:	September 2, 2034

Interest Payment Dates:	Semi-annually each March 2 and September 2, commencing March 2, 2025

Benchmark Treasury:	4.375% due May 15, 2034

Benchmark Treasury Price / Yield:	99-24+ / 4.404%

Spread to Benchmark Treasury:	T+127 bps

Yield to Maturity:	5.674%

Coupon:	5.400%

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Public Offering Price:	97.872% of the principal amount

Gross Proceeds:	$489,360,000

Make-Whole Call:	Prior to June 2, 2034 (three months prior to the final maturity date), Make-Whole call at Treasury plus 20 basis points

Par Call:	On or after June 2, 2034 (three months prior to the final maturity date)

Joint Book-Running Managers:	BofA Securities, Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
TD Securities (USA) LLC

Co-Managers:	DNB Markets, Inc.
SG Americas Securities, LLC
SMBC Nikko Securities America, Inc.
U.S. Bancorp Investments, Inc.
Academy Securities, Inc.
AmeriVet Securities, Inc.
Blaylock Van, LLC
Cabrera Capital Markets LLC
Drexel Hamilton, LLC
R. Seelaus & Co., LLC
Samuel A. Ramirez & Company, Inc.
Siebert Williams Shank & Co., LLC
Tigress Financial Partners LLC

CUSIP / ISIN:	78081B AR4 / US78081BAR42

Terms applicable to

$500,000,000 5.900% Senior Notes due 2054 (the “2054 Notes”)

Issuer:	Royalty Pharma plc

Guarantor:	The 2054 Notes will initially be guaranteed by Royalty Pharma Holdings Ltd

Expected Ratings:*
(Moody’s / S&P / Fitch)	Baa3 / BBB- / BBB-

Title of Securities:	5.900% Senior Notes due 2054

Principal Amount Offered:	$500,000,000

Trade Date:	June 3, 2024

Settlement Date:**	June 10, 2024 (T+5)

Final Maturity Date:	September 2, 2054

Interest Payment Dates:	Semi-annually each March 2 and September 2, commencing March 2, 2025

Benchmark Treasury:	4.250% due February 15, 2054

Benchmark Treasury Price / Yield:	95-04 / 4.551%

Spread to Benchmark Treasury:	T+152 bps

Yield to Maturity:	6.071%

Coupon:	5.900%

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Public Offering Price:	97.617% of the principal amount

Gross Proceeds:	$488,085,000

Make-Whole Call:	Prior to March 2, 2054 (six months prior to the final maturity date), Make-Whole call at Treasury plus 25 basis points

Par Call:	On or after March 2, 2054 (six months prior to the final maturity date)

Joint Book-Running Managers:	BofA Securities, Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
TD Securities (USA) LLC

Co-Managers:	DNB Markets, Inc.
SG Americas Securities, LLC
SMBC Nikko Securities America, Inc.
U.S. Bancorp Investments, Inc.
Academy Securities, Inc.
AmeriVet Securities, Inc.
Blaylock Van, LLC
Cabrera Capital Markets LLC
Drexel Hamilton, LLC
R. Seelaus & Co., LLC
Samuel A. Ramirez & Company, Inc.
Siebert Williams Shank & Co., LLC
Tigress Financial Partners LLC

CUSIP / ISIN:	78081B AS2 / US78081BAS25

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

We expect that delivery of the Notes will be made to investors on or about June 10, 2024, which will be the fifth business day following the date of this pricing term sheet (such settlement being referred to as ‘‘T+5’’). Under Rule 15c6-1 of the U.S. Securities Exchange Act of 1934, as amended, trades of securities in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade the Notes prior to the first business day preceding the settlement date will be required to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the first business day preceding the settlement date should consult their own advisors.

The issuer has filed a registration statement (including a prospectus dated June 3, 2024) and a preliminary prospectus supplement dated June 3, 2024 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322; Citigroup Global Markets Inc. toll-free at 1-800-831-9146; J.P. Morgan Securities LLC collect at 212-834-4533; Morgan Stanley & Co. LLC toll-free at 1-866-718-1649; or TD Securities (USA) LLC toll-free at 855-495-9846.

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